                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              --------------------

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                 DATE OF REPORT
                                 JANUARY 5, 2001
                       (DATE OF EARLIEST EVENT REPORTED)

                          VESTA INSURANCE GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

      1-12338                                              63-1097283
(COMMISSION FILE NO.)                 (IRS EMPLOYER IDENTIFICATION NO.)

3760 RIVER RUN DRIVE                                          35243
BIRMINGHAM, ALABAMA                                        (ZIP CODE)
(ADDRESS OF PRINCIPAL
 EXECUTIVE OFFICES)

                                 (205)970-7000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
Item 5. Other Events.

On January 5, 2001, the registrant issued a press release announcing the acquisition of Aegis Financial Corporation and a 52% economic interest in Instant Insurance Holdings, Inc.

Item 7. Financial Statements and Exhibits. (c) Exhibits. Exhibit No. Description of Document, a copy of which is attached as Exhibit 99.1 incorporated herein by reference. 99.1 Press release dated January 5, 2001 issued by the registrant.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated as of January 8, 2001

                                    VESTA INSURANCE GROUP, INC.

                                    By  /s/ Donald W. Thornton
                                      --------------------------------
                                      Senior Vice President-General
                                         Counsel and Secretary
TYPE: EX-99.1

SEQUENCE: 2

DESCRIPTION: PRESS RELEASE Exhibit 99.1

Vesta Insurance Group Announces Acquisitions, Intention to Create Agent Stock Incentive Plan and Debt for Equity Swap BIRMINGHAM, Ala., Jan. 5 /PRNewswire/ -- Vesta Insurance Group, Inc.

NYSE: VTA - news) today announced four separate transactions, the centerpiece of which is two acquisitions that will enable Vesta to offer a wider range of personal lines insurance products. Vesta also intends to provide its agency force an opportunity to be rewarded through company stock. Lastly, Vesta has further strengthened its balance sheet through a debt for equity swap.

Vesta acquired a 52% economic interest in Instant Insurance Holdings, Inc. (d/b/a Instant Auto), an emerging company which utilizes Internet and telephone platforms to distribute non-standard auto insurance. Instant Auto began operations in 1998 with initial funding from Capital Z Partners, a private equity firm with $4.4 billion under management in the financial services and insurance industries. Vesta acquired approximately 52% of the capital stock of Instant Auto http://www.InstantAuto.com for a combination of 552,000 shares of Vesta common stock and a $10 million cash infusion. Alongside Vesta’s investment, Capital Z and other investors contributed an additional $3.2 million, and Capital Z maintains a significant ownership position in Instant Auto. Currently, Instant Auto distributes insurance in six states and will use the cash infusion to accelerate the development of its retail distribution platform, both through the acquisition of non-standard auto agencies and development of its telephone and Internet-based retail sales channels.

"Vesta is excited about the opportunities ahead with Instant Auto and the appointment of Thomas E. Mangold, former President and Chief Operating Officer of Titan Auto, as Chairman and Chief Executive Officer of Instant Auto," said James E. Tait, Chairman of Vesta. Tom’s acquisition experience and seasoned management capabilities are an outstanding fit for a growing company.”

Vesta also announced the acquisition of the capital stock of Aegis Financial Corporation, a holding company for a life and accident and health insurer for a combination of approximately 950,000 shares of Vesta common stock and $7.5 million in cash. Aegis, through its wholly owned subsidiary, States General Life Insurance Company, has approximately $17 million of accident and health premiums in force and approximately $82 million (face value) of life insurance products in force.

“In addition to increasing our customer base and reach, the investment in Instant Auto and the acquisition of Aegis Financial Corporation enables Vesta to offer a wider range of personal lines products,” said Norman W. Gayle III, President of Vesta.

Both acquisitions, which are subject to regulatory approval, are expected to close in the first quarter of 2001 and be accretive to earnings in 2001. Management in both companies is experienced and will remain with their respective companies.

In addition, Vesta announced that it intends to create an incentive plan to give its agency force an opportunity to acquire company stock for outstanding performance. The Vesta Agents Stock Incentive Plan, a vehicle for qualifying agents to acquire Vesta common stock at a discount to market price, is expected to be made available to the agency force in the first quarter of 2001. Vesta has established the Vesta Agents Stock Incentive Plan Trust to currently hold 750,000 shares of the Company’s common stock in trust for future allocations to participants of the Plan.

Vesta also announced that it has exchanged $8 million face amount of its 8.525% Trust Preferred Securities for approximately 1.2 million shares of Vesta common stock, eliminating $682,000 of interest expense on an annual basis. As a result of the debt for equity swap, Vesta’s debt-to-capital ratio decreases to 36.8% from 38.3% on a pro forma basis as of September 30, 2000.

All shares of Vesta common stock used in the transactions announced in this news release were delivered out of treasury with no dilutive effect on existing stockholders. About Vesta Insurance Group, Inc. Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of insurance companies.

This press release indicates management’s beliefs, plans or objectives with respect to the transactions announced herein including the timing of completion, their accretive effect on earnings and continuation of current management. These indications, whether expressed or implied, are only predictions and should be considered “forward-looking statements” under applicable securities laws. You should be aware that Vesta’s actual operations and financial performance may differ materially from those reflected in these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include, without limitation, that we may not obtain the requisite regulatory approval to acquire control of insurance companies involved in the transactions, that earnings resulting from these acquisitions may be less than management anticipates and that current management may not continue to manage the acquired companies. Please refer to the documents Vesta files from time to time with the Securities and Exchange Commission, specifically Vesta’s most recent Form 10-K and Exhibit 99.1 attached thereto, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.